EXHIBIT 11

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
               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION


                             Three Months Ended         Nine Months Ended
                                September 30               September 30
                              1995       1994          1995         1994
                                 (Thousands, except per share data)


PRIMARY:
Average shares
  outstanding                  19,526       19,201      19,518       19,199

Net effect of dilutive
 stock options --
 Based on the treasury
 stock method using
 average market price              23          105          26          106
                           ----------   ----------  ----------   ----------
  Average common shares
   outstanding                 19,549       19,306      19,544       19,305
                           ==========   ==========  ==========   ==========

Net Income                 $  (13,128)  $    9,201  $   (6,304)  $   11,368
Less:  Preferred stock
 dividend                       1,075        1,075       3,224        3,224
                           ----------   ----------  ----------   ----------
  Net income (loss)
   available for common    $  (14,203)  $    8,126  $   (9,528)  $    8,144
                           ==========   ==========  ==========   ==========

Per common and common
 equivalent share:

  Net income (loss)
   per common share        $    (0.73)  $     0.42  $    (0.49)  $     0.42
                           ==========   ==========  ==========   ==========











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
                             Three Months Ended         Nine Months Ended
                                September 30               September 30
                              1995       1994          1995         1994
                                 (Thousands, except per share data)


FULLY-DILUTED:
Average shares
  outstanding                  19,526       19,201      19,518       19,199

Net effect of dilutive
 stock options --
 Based on the treasury
 stock method using
 ending market price               23          140          26          106
 Assumed conversion of
 preferred stock                    -        3,797           -            -
                           ----------   ----------  ----------   ----------
  Average common shares
   outstanding                 19,549       23,138      19,544       19,305
                           ==========   ==========  ==========   ==========

Net Income                 $  (13,128)  $    9,201  $   (6,304)  $   11,368
Less:  Preferred stock
 dividend                       1,075            -       3,224        3,224
                           ----------   ----------  ----------   ----------
  Net income (loss)
   available for common    $  (14,203)  $    9,201  $   (9,528)  $    8,144
                           ==========   ==========  ==========   ==========

Per common and common
 equivalent share:

  Net income (loss)
   per common share        $    (0.73)  $     0.40  $    (0.49)  $     0.42
                           ==========   ==========  ==========   ==========

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